Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Cellectar Biosciences, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.00001 per share	Rule 457(c)	19,221,348	$0.26	$4,997,550	$0.00015310	$765.13
Fees previously paid	—	—	—	—		—
Carry Forward Securities	—	—	—	—		—
	Total Offering Amounts					$4,997,550		$765.13
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$765.13

(1)Consists of an aggregate of 19,221,348 shares of the registrant’s common stock issuable upon the exercise of warrants, all of which were sold to the selling stockholders in private placements. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices for the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on January 28, 2025, a date within five business days prior to the filing of this Registration Statement.